Exhibit 99.1

Sonterra Resources, Inc. Announces Testing of Wells

HOUSTON, TX – December 31, 2008 – Sonterra Resources, Inc. (OTCBB: SOTR) is the operator of record and a co-owner of 5,500 gross acres in Texas State Waters in Matagorda Bay lying offshore of Calhoun and Matagorda Counties. Sonterra has previously announced that, effective June 23, 2008, it entered into a contract operating agreement with STO Operating Company, the operating subsidiary of South Texas Oil Company (Nasdaq: STXX).  At the end of the second quarter and early third quarter 2008, STO Operating Company, spudded and drilled the Matagorda Bay State Tract 127-1 Unit Well, which is the initial test well on the first of the exploratory prospects that have been identified on Sonterra’s Matagorda Bay properties.

In late August 2008, the State Tract 127-1 Unit Well reached a total depth of 12,464 feet and was successfully cased and cemented. Diagnostic well log analysis indicated multiple gas and oil pay zones in the Bolmex and Nodosaria-1 Formations at depths between 8,500 feet and 11,700 feet. Sonterra is currently completing and testing this well and plans to bring it on line in the Nodosaria-1 Formation at 11,700 feet in January 2009.

The Matagorda Bay State Tract 150-1 ST #1 Well, a sidetrack development well, was commenced by our contract operator in November 2008 to capture up dip proved reserves in the Bolmex Formation and Nodosaria-1 Formation.  In late December, the State Tract 150-1 ST #1 Well reached total depth of 10,246 feet and was successfully cased and cemented. Diagnostic well log analysis indicated multiple gas and condensate pay zones in the Bolmex Formation at depths between 9,300 feet and 10,000 feet. This well tested 785 MCF/day of gas, 120 barrels/day of condensate, and 67 barrels/day of completion fluid water with flowing tubing pressure of 3,600 PSI on an 8/64 inch choke in a late December 2008 production test. Sonterra anticipates bringing the State Tract 150-1 ST #1 Well on line in early January in the Bolmex Formation at 9,950 feet.

About Sonterra Resources, Inc.

Sonterra Resources, Inc., 523 N. Sam Houston Parkway East, Suite 175, Houston, Texas, is an independent oil and gas exploration and production company primarily engaged in the acquisition, exploration and development of oil and gas properties in the Texas Gulf Coast region.

CONTACT:
Gary Lancaster, Chief Legal Officer
281-741-0610